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                     September 18, 2023

       Brian Miller
       Chief Financial Officer
       Tyler Technologies, Inc.
       5101 Tennyson Parkway
       Plano, TX 75024

                                                        Re: Tyler Technologies,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed February 22,
2023
                                                            File No. 001-10485

       Dear Brian Miller:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology